================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              SPORT CHALET, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            [LOGO OF SPORT CHALET]
                                                                   June 30, 1997


Dear Shareholder:

     On behalf of your Company, I want to cordially invite you to attend the Annual Meeting of Sport Chalet, Inc., to be held at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101, on Thursday, August 7, 1997 at 9:00 a.m. PDST.

     The principal business of the Meeting is the election of the Company's Class 2 Director. The attached Notice of Annual Meeting and Proxy Statement fully describes the business to be transacted.

     The Directors and certain officers of the Company will be present to help host the Meeting, respond to any questions that our shareholders may have, and to discuss the Company's operating results and future. I therefore encourage you to attend in order to meet your officers and Directors and to participate in the business of the Meeting. However, if it is not possible for you to attend, please sign, date and promptly return the enclosed proxy card immediately to ensure that your shares will be voted.

     Finally, you will find enclosed a 20% off coupon for your use at any of our 18 store locations. As in the past, I encourage you to try our stores and to write me regarding your shopping experiences, what you liked about our stores and any suggestions you may have for improvement.

                                    Sincerely,

                                    /s/ Norbert J. Olberz

                                    Norbert J. Olberz
                                    Chairman, Interim President and
                                    Chief Executive Officer

                            [LOGO OF SPORT CHALET]


                       _________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 7, 1997
                       _________________________________

Dear Shareholder:

  The Annual Meeting of the Shareholders of Sport Chalet, Inc. will be held at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101 Thursday, August 7, 1997 at 9:00 a.m., Pacific Daylight Standard Time. A Proxy and a Proxy Statement for the Meeting are enclosed.

  The Meeting is for the following purposes:

  1. To elect the Class 2 Director to serve for a three-year term expiring in 2000, or until his or her successor is elected and qualified.

  2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on June 13, 1997 as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the Company's executive offices at 920 Foothill Boulevard, La Canada, California 91011.

  Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

  SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT IN PERSON AT THE MEETING ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                                    By order of the Board of Directors,

                                    /s/ Howard K. Kaminsky

                                    Howard K. Kaminsky
                                    Secretary


La Canada, California
June 30, 1997

                                PROXY STATEMENT
                                ---------------

                               SPORT CHALET, INC.
                             920 FOOTHILL BOULEVARD
                          LA CANADA, CALIFORNIA  91011

                         ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 7, 1997

                     SOLICITATION AND REVOCABILITY OF PROXY

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of Sport Chalet, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on August 7, 1997, or at any adjournments thereof (the "Meeting").

     Any shareholder who executes and delivers a Proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed Proxy bearing a later date; or (c) attending the meeting and requesting that the Inspector of Elections return his or her Proxy prior to the taking of any vote.

     All shares represented by a Proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of Director is withheld, Proxies will be voted for the Director proposed by the Board. Discretionary authority is provided in the Proxy as to any matters not specifically referred to in the Proxy. Management is not aware of any other matters which are likely to be brought before the Meeting. However, if any such matters properly come before the Meeting, it is understood that the Proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

     The Company's Annual Report to Shareholders (the "Annual Report") for the year ended March 31, 1997, including financial statements, is enclosed with this Proxy Statement, which is being mailed to shareholders on or about June 30, 1997. The Annual Report does not constitute a part of this Proxy Statement.

     The cost of soliciting Proxies in the accompanying form has been, or will be, paid by the Company. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material and Annual Report to their principals and to request authority for the execution of Proxies. The Company will reimburse such persons for their reasonable expenses in so doing.


                             RECORD DATE AND VOTING

     The Board of Directors has fixed the close of business, 5:00 p.m., Pacific Daylight Standard Time, on June 13, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. As of the record date of the Meeting there were outstanding 6,500,000 shares of Common Stock. The outstanding shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting. Each holder of Common Stock is entitled to one vote for each share held by such person with respect to each matter to be voted on at the Meeting. The vote of a majority of the shares cast in person or by Proxy is required to elect the Nominee for Director.

     The presence at the Meeting by person or by Proxy, of the holders of a one-third of the outstanding Common Stock, is necessary to constitute a quorum. Votes cast by Proxy or in person at the Meeting will be tabulated by the Inspector of Elections appointed for the Meeting to determine whether or not a quorum is present. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purpose of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     During fiscal 1997, Norbert J. Olberz, Chairman of the Board and Interim President and Chief Executive Officer, owned approximately 72% of the Company's outstanding Common Stock. Subsequently, in May 1997, Chairman Olberz' stock holdings were transferred to the Olberz Family Trust, a revocable grantor trust of which he and his wife, Irene, are Trustees. As a result, Chairman Olberz through the Olberz Family Trust, is the Company's Principal Shareholder ("Principal Shareholder") and will have sufficient voting power to determine the outcome of any matters submitted to the Company's shareholders for approval. Thus, the Principal Shareholder has sufficient voting power to elect the Nominee proposed by the Board of Directors and he will vote his shares in favor of the election of such Nominee. In that event, the other shareholders will be unable to elect any other Director.


                             ELECTION OF DIRECTORS

NOMINEE

     The Amended and Restated Certificate of Incorporation of the Company provides that the members of the Company's Board of Directors shall be classified into three classes, as nearly equal in number as possible, each of which is to serve three years, with one class being elected each year. The term of the sole Class 2 Director expires with this Meeting.

     Each shareholder is entitled to one vote per share held as of the record date. Shareholders will not be allowed to cumulate their votes in the election of Directors.

     The Board of Directors has nominated John R. Attwood for election as the sole Class 2 Director at this Meeting to serve for a three-year term expiring at the annual meeting in 2000 or until his successor is elected and qualified. Mr. Attwood currently is serving as the sole Class 2 Director and has consented to serve for a new term.

     The persons named in the enclosed form of Proxy, unless otherwise directed therein, intend to vote such Proxy for the election of John R. Attwood as Director for the term specified. The Proxies may also be voted for a substitute nominee in the event John R. Attwood shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

     The following table, together with its footnotes, presents information furnished by Mr. Attwood regarding his age, occupation, and business experience.


                                    TABLE 1

                 CERTAIN INFORMATION REGARDING NOMINEE DIRECTOR

                                             Term to         Director
        Director's Name           Age(1)     Expire(1)         Class                   Occupation/Background
        ---------------           ------     ---------       --------                  ---------------------
John R. Attwood................    67           2000              2            Director since February 1993. Mr. Attwood is the
                                                                               President of Attwood Enterprises, a consulting
                                                                               business. He was the former Chairman of Coca-Cola
                                                                               Bottling of Los Angeles and Senior Vice President and
                                                                               a Group President at Beatrice Companies, Inc., the
                                                                               parent company of Coca-Cola Bottling of Los Angeles
                                                                               until his retirement in 1986. Mr. Attwood currently
                                                                               serves on the board of directors of Verdugo Hills
                                                                               Hospital, a non-profit organization.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTOR, THE NOMINEE LISTED ABOVE.
_____________

(1)  Fiscal year during which term expires

OTHER DIRECTORS

          The following persons will continue to serve as Directors of the Company after the Meeting until their terms of office expire (as indicated below) or until they resign or their successors are elected and qualified:


                                    TABLE 2

              CERTAIN INFORMATION REGARDING DIRECTOR NON-NOMINEES

                                             Term to         Director           Positions With the Company
        Director's Name           Age(1)     Expire(1)         Class            and Principal Occupation(2)
        ---------------           ------     ---------       --------           --------------------------
Eric S. Olberz.................    34          1999              1         Director since 1992.  Mr. Olberz currently
                                                                           is pursuing a Masters degree in Business
                                                                           Administration.  He was President and
                                                                           owner of Camp 7, Inc., a soft goods
                                                                           manufacturing operation located in Santa
                                                                           Ana, California from July 1995 through
                                                                           October 1996 and Vice Chairman of the
                                                                           Company from October 1994 to July 1995,
                                                                           Vice President from 1984 through October
                                                                           1994 and Secretary from October 1992 to
                                                                           July 1995.  Mr. Olberz resigned as an
                                                                           officer and employee concurrently with
                                                                           Camp 7, Inc.Os acquisition of the
                                                                           Company's soft goods manufacturing
                                                                           operations in July 1995.  Mr. Olberz is
                                                                           the son of Norbert J. Olberz, the
                                                                           Principal Shareholder.

Norbert J. Olberz..............    72          1998              3         The Company's founder and Chairman of the
                                                                           Board since it was founded in 1959 and
                                                                           Interim President and Chief Executive
                                                                           Officer since April 1995.

Kenneth Olsen..................    79          1998              3         Mr. Olsen has been a Director of the
                                                                           Company since June 1994.  He served as
                                                                           President and Chief Executive Officer of
                                                                           the Vons Company, Inc., a leading grocery
                                                                           store chain, from 1974 to 1983 at which
                                                                           time he retired from full-time
                                                                           responsibilities after thirty-eight years
                                                                           with that company.  Mr. Olsen currently
                                                                           serves as a director of several non-profit
                                                                           organizations.

_______________
(1)  Fiscal year during which term expires.
(2)  Based on information provided to the Company by each Director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board formally met six times during the last fiscal year. The Board's Audit and Compensation Committees, each currently comprised of non-employee Directors Attwood, Olsen and Eric S. Olberz, both met six times, respectively, during the fiscal year ending March 31, 1997. Each Director attended each of the Board and Committee meetings, as appropriate. The Directors also met informally with the Company's management during that fiscal year.

          The Audit Committee, among other things, nominates the independent auditors, reviews the financial statements and the report of independent auditors, and reviews the scope and results of the Company's accounting practices and internal accounting procedures. The Compensation Committee is responsible for reviewing and recommending to the full Board of Directors the material terms for executive officer employment and severance contracts and annual compensation levels for executive officers not otherwise set by contract, administering the Company's 1992 Incentive Award Plan (the "1992 Plan"), establishing and periodically reviewing the Company's policies regarding non-officer employee compensation and benefit policies, and other matters related to compensation and evaluation of Company personnel.

COMPENSATION OF DIRECTORS

          A. Cash Compensation.   Directors who are employees of the Company are
compensated as officers of the Company and receive no separate compensation for serving as Directors. For fiscal 1997, Directors received a $15,000 annual retainer for attending or participating in up to six formal Board and/or Committee meetings during the fiscal year plus an additional $2,500 for each additional day they attend or participate in formal Board and/or Committee meeting(s) and $500 for each day that they attend or participate in an informal meeting with the Company's management. For fiscal 1998, the annual retainer will be $18,000, the fee for additional meetings, $3,000 and $750 for participation in informal meetings. Directors also may receive reimbursement of expenses in attending meetings. For the fiscal year ended March 31, 1997, each non-employee Director received as a Director, $16,000 in fees for attending formal board meetings and two informal meetings.

          In addition, Directors Attwood and Olsen have and will continue to advise the Company regarding various areas in which they have significant professional experience. These advisory services are in addition to the services performed as Directors and, accordingly, each Director performing advisory services will be entitled to additional compensation in an amount to be negotiated from time to time by such Director and the Company and approved by a majority of the disinterested Directors (i.e. those not performing advisory services) in conformity with the Company's policies on conflicts of interest. For the fiscal year ended March 31, 1997, Directors Attwood and Olsen received $13,300 and $2,000, respectively, in compensation for services provided as a consultant.

          B. Directors' Stock Option Plan. Under the 1992 Plan, which is described in detail later in this Proxy Statement, each non-employee Director is granted automatically upon becoming a Director, Automatic Option Grants ("AOGs") to purchase 3,000 shares of Common Stock at the fair market value on the grant date. On each triennial date on which a non-employee Director is reelected to the Board, AOGs for an additional 3,000 shares will be automatically granted to the Director subject to an aggregate limit for any one non-employee Director of options to acquire a total of 9,000 shares. All AOGs are exercisable one-third upon grant and one-third on each of the first and second anniversaries of the date of initial grant and all expire five years from the date of grant. In accordance with the terms of the 1992 Plan, Directors Attwood and Olsen and Director Eric S. Olberz each have been granted 6,000 AOGs.

EXECUTIVE OFFICERS

          The following persons are currently key executive officers of the Company who are not identified in the Sections captioned "Election of Directors-Nominees" or "Other Directors" and are "Named Officers" for purposes of the Summary Compensation Table set forth below.


                                    TABLE 3

                   CERTAIN INFORMATION REGARDING KEY OFFICERS

         Key Officer's Name                   Age             Position With the Company and Background
         ------------------                   ---             ----------------------------------------
Dennis D. Trausch...................          47        Executive Vice President since June 1988.  Since joining the
                                                        Company in 1976, Mr. Trausch has served in various positions within the Company.  He currently is responsible for all store operations and leasing.

Howard K. Kaminsky..................          39        Chief Financial Officer since joining the Company in 1985,
                                                        Senior Vice President - Finance since April 1997 and Secretary since July 1995.  Mr. Kaminsky was also the Company's Vice
                                                        President - Finance from January through April 1997 and
                                                        Treasurer from October 1992 through January 1997.  Prior to joining the Company, Mr. Kaminsky was employed in the auditing division of Ernst & Young LLP.  He is a Certified Public
                                                        Accountant and received his Bachelor of Science degree in
                                                        Business Administration from California State University,
                                                        Northridge.

Robert W. Haueter...................          45        Senior Vice President - Sales, Marketing and Merchandising
                                                        since January 1997.  Previously, Mr. Haueter was the Company's
                                                        Vice President - Marketing since joining the Company in 1989.
                                                        Mr. Haueter spent the prior ten years as a senior aide in the
                                                        California legislature.  During this period, he coordinated marketing and strategy for several political campaigns.


OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS

          The following table, with footnotes, reflects the Company's best knowledge based on information filed with the Securities and Exchange Commission (the "Commission") and information provided directly by the persons named below, of certain information as of June 13, 1997 regarding the amount of Common Stock beneficially owned by each Director and Director Nominee of the Company, each executive officer that is a "Named Officer" (see "Executive Compensation - Compensation Tables"), all such Directors and executive officers as a group and by each holder of more than five percent of the outstanding shares of the Company's Common Stock. All shares shown in the table reflect sole voting and investment power.

                                    TABLE 4

                      BENEFICIAL OWNERSHIP OF COMMON STOCK



                                                                                        Shares
             Name and Address                                                        Beneficially         Percent of
           of Beneficial Owner                    Position with Company                  Owned              Class
           -------------------                    ---------------------                  -----              -----
Norbert J. Olberz.........................   Chairman of the Board, Interim             4,660,979            72%
920 Foothill Boulevard                        President and Chief Executive
La Canada, California  91011                  Officer


John R. Attwood...........................   Director                                       8,000(1)         *
200 West Glenoaks Boulevard
Glendale, California  91202

Eric S. Olberz............................   Director                                     269,666(2)         4%
920 Foothill Boulevard
La Canada, California  91011

Kenneth Olsen.............................   Director                                       9,000(3)         *
920 Foothill Boulevard
La Canada, California  91011

Dennis D. Trausch.........................   Executive Vice President                      15,886(4)         *
920 Foothill Boulevard
La Canada, California  91011

Howard K. Kaminsky........................   Senior Vice President, Chief                  21,306(4)         *
920 Foothill Boulevard                        Financial Officer and
La Canada, California  91011                  Secretary


Robert W. Haueter.........................   Senior Vice President-Sales,                  15,451(5)         *
920 Foothill Boulevard                        Marketing and Merchandising
La Canada, California  91011



All Directors and executive officers
 as a group (7 persons)....................           --------                          5,000,288            76%
______________

* Represents less than one percent
(1) Includes vested AOGs to purchase 6,000 shares of Common Stock.
(2) Includes vested AOGs to purchase 3,000 shares of Common Stock and does not include non-vested AOGs granted to Director Eric S. Olberz to purchase 3,000 shares of Common Stock.
(3) Includes vested AOGs to purchase 4,000 shares of Common Stock and does not include non-vested AOGs granted to Director Olsen to purchase 2,000 shares of Common Stock.
(4) Includes vested AOGs to purchase 14,400 shares of Common Stock and does not include non-vested options granted to Named Officer to purchase 57,600 shares of Common Stock.
(5) Includes vested AOGs to purchase 12,000 shares of Common Stock and does not include non-vested options granted to Mr. Haueter to purchase 48,000 shares of Common Stock.

INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee Report on executive compensation is set forth in the following section below. As previously mentioned, the Compensation Committee currently is comprised of three non-employee Directors of the Company, Directors Attwood, Olsen and Eric S. Olberz. Only Eric S. Olberz is a former officer or employee of the Company or any of its subsidiaries or affiliates. See "Table 2" Certain Information Regarding Director Non-Nominees.

     The Compensation Committee makes recommendations to and reviews in detail aspects of executive compensation with the full Board of Directors, which has the ultimate responsibility for all compensation decisions. During fiscal year ended March 31, 1997, the Principal Shareholder and Eric S. Olberz, former Vice Chairman and Secretary, served on the Board of Directors.

COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors ("Committee") has provided the following report on executive compensation.

     A.  COMPENSATION POLICY AND EXECUTIVE COMPENSATION

     This Committee is responsible for reviewing and making recommendations as to the annual compensation of the Company's executive officers, including such components as annual cash compensation, short and long term incentives, and supplemental benefits.

     The Company's compensation policy is based on linking executive compensation to the Company's objectives of growth through increased earnings and maximizing long-term shareholder value. This policy traditionally has been carried out through a compensation program consisting of salaries and short and long term incentives. The Committee monitors compensation levels for comparable retail companies and evaluates annual compensation on the basis of these compensation trends and the performance of the Company in order to determine whether adjustments to base salaries and bonuses, or both, are appropriate.

     With few exceptions, the Company traditionally has not had formal employment agreements with any of its executive officers, and currently none of its executive officers have entered into formal contracts. However, the Company's recent practice has been to enter into formal severance agreements with departing executives. The various elements of the Company's overall compensation program are more fully discussed below.

     B. ANNUAL SALARY AND BONUS

     Annual compensation for Messrs. Olberz, Trausch, Kaminsky, and Haueter (collectively, the "Executive Management Group") consists of a base salary and an annual bonus. During the fiscal year ended March 31, 1997, the annual base salaries for Messrs. Olberz, Trausch, Kaminsky and Haueter, respectively, were $250,000, $145,000, $135,000 and $120,000. For the fiscal year ended March 31,
1998, their base salaries will be $275,000, $160,000, $160,000 and $150,000, respectively.

     The Company's policy is to pay bonuses to its Executive Management Group based on a percentage of the Company's net income before taxes and accruals for bonuses. Starting in fiscal 1996, the Company adopted a bonus plan under which, subject to an overall maximum, the executive officers earn a bonus as a percentage of their base compensation, if the Company meets the profit objective set by the Committee at the beginning of the fiscal year. If the profit objective is met or exceeded, the CEO, EVP, CFO and Senior VP-Merchandising each are entitled to receive a bonus equal to 35%, 30%, 30% and 25%, respectively, of their annual base compensation. If 90% or more, but less than 100% of the profit objective is achieved, these executives receive 50% of a full annual bonus plus 5% for each full percentage point above 90% achieved. During fiscal 1997, the profit objective was exceeded and each of above identified executives earned a full bonus. In addition, the Committee recommended and the Board of Directors granted an additional discretionary bonus to the CEO, EVP, CFO, and Senior VP-Merchandising bringing their total bonuses for fiscal 1997 to 50%, 36%, 39% and 40% of their base respective base salaries. The summary of the base salaries and bonuses paid to the Executive Management Group during the last three years is set forth in the Summary Compensation Table (Table 5).

     The base salaries for the Executive Management Group, as compared with the base salary for similar executives, traditionally has been significantly below the surveyed market average. This result reflects the Committee's philosophy that a significant portion of the overall annual compensation package provided to the Executive Management Group be based on a bonus program reflecting the Company's earnings performance during the referenced period.

     While a significant portion of the overall annual compensation package continues to be based on a bonus program tied to the Company's earnings performance, starting in fiscal 1996, a greater proportion of overall compensation is now derived from the executives' base salary and an overall cap is placed on the maximum bonus which is paid annually to each executive. These adjustments conformed the Company's executive compensation policy more closely with existing market practices and provide a more stable compensation level. The Committee believes the base salaries will now be sufficiently competitive to allow the Company to attract and retain well-qualified executives. Past survey results support the Committee's conclusion that while executive base salaries are still below the competitive market, if the Company performs to profit levels similar to those achieved in Fiscal 1997, the Executive Management Group's total compensation under this program falls within an acceptable range of industry averages for the defined labor market.

     C.  LONG TERM COMPENSATION

     On March 1, 1996, the Company granted non-qualified stock options ("NQSOs") to certain employees, including Executive Management Group other than Chairman Olberz, in accordance with its 1992 Incentive Awards Plan. Messrs. Trausch, Kaminsky and Haueter received NQSOs for 72,000, 72,000, and 60,000 shares of Common Stock, respectively, exercisable at $2-3/8 per share and vesting at a rate of 20% per year over five years. The Committee believes NQSOs provide a valuable incentive to achieve long-term growth and maximum shareholder value by linking compensation benefits to the long-term growth in the Company's stock value. More specific information on option grants is shown in Tables 5 and 7 below of this Proxy Statement.

     The Committee has concluded that it is inappropriate at this time to offer its key executives supplemental benefit programs other than the 401K plan which will be made available to all employees including executive officers, in fiscal 1998 (see the discussion under the caption "Incentive Compensation Plans" below). Instead, the focus will remain on a short-term and long-term incentive based program in order to achieve the Company's objectives of a greater earnings capacity and long-term growth in share value. The Compensation Committee will continue to review the Company's overall executive compensation program periodically and, if appropriate, adjust existing compensation levels or policies in order to meet market demands or changing corporate objectives.

     D.  CHIEF EXECUTIVE OFFICER COMPENSATION

     Committee believes that the $250,000 base salary paid to Mr. Olberz as Chairman, Interim President and Chief Executive Officer during fiscal 1997 should be adjusted to $275,000 for fiscal 1998 and as adjusted will be reasonable when compared to the comparable companies whose chairmen are actively involved in day to day operations. His participation in the executive bonus program appropriately exemplifies the Company's pay-for-performance philosophy, since the value of this element of his compensation package will be determined by the Company's profitability during the period he serves as the Company's President and Chief Executive Officer. However, Chairman Olberz has not been provided with any longer-term incentives, because, in the Committee's view, his significant stock holdings in the

Company already provide sufficient motivation for him to achieve long-term profitability and to maximize shareholder value.

     The profit objective for fiscal 1997 established by the Compensation Committee at the beginning of the year was pre-tax and pre-bonus profit of $3,800,000. The Company exceeded this objective with pre-tax and pre-bonus profit of $4,135,000. Accordingly, Mr. Olberz became entitled to a full bonus of 35% of his base compensation or $87,500. In addition, the Committee recommended and the Board granted a discretionary bonus to Mr. Olberz of 15% of base compensation or $37,500 for his role in leading the Company back to profitability from the loss in fiscal 1996 and flat earnings in fiscal 1995. Thus, Mr. Olberz' total compensation for fiscal 1997 was $375,000, of which $125,000 was by way of performance bonus.

     E.  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Internal Revenue Code of 1986 was amended in 1993 in order to limit the deductibility for federal income tax purposes of non-performance based compensation in excess provided to certain executive officers. As the Company's current compensation structure does not provide for or contemplate annual compensation to any executive in excess of the $1,000,000 threshold, the limitations placed on tax deductions will be inapplicable to the Company in the foreseeable future.

                                                Compensation Committee

                                                   JOHN R. ATTWOOD
                                                    ERIC S. OLBERZ
                                                    KENNETH OLSEN

                                                    June 30, 1997

INCENTIVE COMPENSATION PLANS

     On April 1, 1990, the Board of Directors of the Company adopted a Stock Appreciation Rights Plan (the "1990 Plan") authorizing the grant of Stock Appreciation Rights ("SARs") to key Company employees. These SARs entitled the holder upon exercise to receive cash in an amount equal to 0.11% of three times the increase in aggregate book value of the Company from the grant date.

     The purpose of the 1990 Plan was to provide an incentive to key employees in a position to contribute to the successful operations of the Company by linking a portion of such employees' compensation directly to the increase in the Company's aggregate book value through the issuance of the SARs. In October 1992, the Board adopted the 1992 Plan which authorized the granting of certain incentive awards including new SARs, NQSOs, incentive stock options ("ISOs"), AOGs to non-employee Directors, restricted stock, dividend equivalents, and PAs. Pursuant to the terms of the 1992 Plan, the SARs granted under the 1990 Plan were converted to PAs at a conversion price established under the 1992 Plan and the 1990 Plan was terminated.

     Each PA granted in the conversion entitled the holder on exercise to the cash equivalent of 0.0011 times the difference between three times the book value of the Company on the grant date of the original SAR and three times the book value on the date of exercise, excluding such increase as is attributable to the offering or any subsequent equity offering, and will otherwise be subject to the same terms and conditions as the original SAR it replaces. Prior to Fiscal 1993, 22 SARs had been issued to certain executives under the 1990 Plan. In Fiscal 1993, these SARs were converted into 22 PAs including three, five and one PAs to Messrs. Trausch, Kaminsky and Haueter, respectively, all of which were exercised during Fiscal 1996 resulting in payments to Messrs. Trausch, Kaminsky, and Haueter, respectively, of $37,041, $61,461 and $11,797. Currently, no PAs are outstanding.

     A total of 600,000 shares of Common Stock have been authorized and reserved for stock options to be granted under the 1992 Plan. The 1992 Plan provides for the grant of ISOs as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to employees of the Company. The 1992 Plan also provides for the grant of NQSOs to the Company's officers, employees or consultants thereof. An ISO may have certain tax advantages for the optionee as compared to a NQSO. The exercise price of the ISOs may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant or 110% of such fair market value in the case of holders of more than 10% of the Company's Common Stock. The exercise price of the NQSOs may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Shares subject to an option granted under the 1992 Plan may be purchased for cash and/or its equivalent, including shares of Common Stock. The ISOs and NQSOs expire ten years after the date of grant, with the exception of ISOs held by a holder of 10% or more of the outstanding Common Stock, which expire five years after the date of grant.

     The Company granted NQSOs covering 378,000 shares of Common Stock under the 1992 Plan to certain employees immediately prior to the Company's initial public offering in November 1992. Of this amount, NQSOs for 72,000, 72,000, and 48,000 shares, respectively, were granted to Messrs. Trausch, Kaminsky, and Haueter. These NQSOs were exercisable at the Company's initial public offering price of $9.25 and vested at a rate of 20% per year over five years.

     The Board of Directors authorized the issuance on March 1, 1996 of NQSOs to certain of the Company's officers and these officers, including Messrs. Trausch, Kaminsky and Haueter, agreed to terminate the existing NQSOs that they had received prior to the Company's initial public offering in March, 1996. Mr. Haueter also received NQSOs covering 12,000 additional shares of Common Stock. NQSOs covering 222,000 shares of Common Stock remain outstanding as of the date of this Proxy Statement. See Table 7 of this Proxy Statement.

     Under the 1992 Plan, a total of 30,000 shares of Common Stock have been reserved for grant of AOGs to non-employee Directors of the Company. AOGs granted to Board of Directors members are discussed herein under the Section captioned "Compensation of Directors."

     In January 1997, the Board of Directors adopted an employee retirement savings plan under Section 401(k) of the Internal Revenue Code 1986 as amended (the "401K Plan") pursuant to which eligible employee participants make voluntary contributions through payroll deductions which are matched, in part, by the Company's contributions. Such contributions can be utilized by the participant to purchase interests in certain mutual funds or shares of the Company's Common Stock. The purpose of the 401K Plan is to (i) provide eligible employees with the opportunity to increase their current savings and future retirement income and (ii) to encourage continuous employment and employee loyalty by facilitating investments in the Company's Common Stock beginning in fiscal 1998.

     Each employee is eligible to participate in the 401K Plan on the first day of the pay period coincident with the semi-annual eligibility computation period during which he or she shall perform at least 1,000 hours or one year of service. There are currently approximately 600 employees of the Company who will be eligible to participate in the 401K Plan. The eligible employee may make an annual contribution equal to from 2% up to and including 15% of their salary compensation. The Company will make a matching contribution of 25% of the first 4% of an eligible employee's deferrals.

     To maintain qualified status under the federal tax law, the 401K Plan must satisfy nondiscrimination tests which limit contributions of or on behalf of "highly compensated employees", as such term as defined in the federal tax laws. To prevent violation of these nondiscrimination tests, the maximum employee contribution percentages under the 401K Plan may be changed from time to time and/or certain highly compensated employees may be required either prospectively or retroactively to reduce the amount of their contributions. The maximum investments of any plan participant in Company stock cannot exceed 25% of their total deferral contributions.

     Participating employees generally will not have current taxable income for federal income tax purposes as a result of their own qualified elective deferral or the Company's contributions, or earnings of increments thereon, until actual distributions are made from the 401K Plan to the employee participants. Contributions by the Company generally are deductible from the Company's gross income for federal income tax purposes, within prescribed statutory limits.

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the 1997, 1996, and 1995 fiscal years, the cash compensation paid or accrued by the Company, as well as other compensation paid or accrued for such year, as to the Company's Chief Executive Officer during this period, Norbert J. Olberz and to each of the other key executive officers (collectively "Named Officers") for which disclosure is required.


                                    TABLE 5

                           SUMMARY COMPENSATION TABLE

                                                                                                        Long Term
                                                      Annual Compensation                         Compensation Awards
                                            ----------------------------------------   -----------------------------------------
                                                                                                                  All Other
       Name and Principal Position           Fiscal Year    ($) Salary   ($) Bonus(1)   (#) Options/SARS(2)      Compensation(3)
       ---------------------------           ------------   ----------   ------------   -------------------      ---------------
Norbert J. Olberz,  Chairman of the             1997          250,000      125,000                 -0-                    -0-
 Board, Interim President and Chief             1996          243,750          -0-                 -0-                    -0-
 Executive Officer                              1995          250,000          -0-                 -0-                    -0-

Dennis D. Trausch, Executive Vice               1997          145,000       52,000                 -0-                    -0-
 President                                      1996          141,375          -0-              72,000                 37,041
                                                1995           93,500       12,400                 -0-                    -0-

Howard K. Kaminsky, Senior Vice                 1997          135,000       52,000                 -0-                    -0-
 President-Finance, Chief Financial             1996          131,625          -0-              72,000                 61,461
 Officer, and Secretary                         1995           80,400       12,400                 -0-                    -0-

Robert W. Haueter, Senior Vice                  1997          120,000       48,000                 -0-                    -0-
 President-Sales, Marketing, and                1996          117,000          -0-              60,000                 11,797
 Merchandising                                  1995           70,800       12,400                 -0-                    -0-




__________________________
(1) All named executive officers were entitled to receive bonuses based on the Company's net income for fiscal 1996 and 1997. Other than Norbert J. Olberz, all named executive officers were entitled to such bonuses in fiscal 1995.
(2) Represents NQSOs issued to key executive officers during fiscal 1996. See the discussion above under the heading "Incentive Compensation Plans."
(3) Represents payments made to Messrs. Trausch, Kaminsky and Haueter upon exercise of their respective PAs. See the discussion above under the heading "Incentive Compensation Plans"

PERFORMANCE GRAPH

     The following graph shows a comparison of the Company's total return to shareholders from November 19, 1992, the date on which the Company's Common Stock was first registered under the Securities Exchange Act of 1934, to March 31, 1997, as compared to total return for the MG Industry Group 529 Index and the NASDAQ Market Index for the same period. This comparison assumes $100.00 was invested on November 19, 1992 in the Company's Common Stock under both indexes.

                                    TABLE 6


                       [PERFORMANCE GRAPH APPEARS HERE]

------------------------------------------------------------------------------------------------------------------------------
                                      11/19/92         3/31/93         3/31/94         3/31/95         3/31/96         3/31/97
------------------------------------------------------------------------------------------------------------------------------
Sport Chalet Inc.                       100.00           74.67           48.00           42.67           24.00           26.67
------------------------------------------------------------------------------------------------------------------------------
Peer Group(1)                           100.00          101.36          108.43          118.34          161.69          150.12
------------------------------------------------------------------------------------------------------------------------------
NASDAQ Market Index                     100.00          108.54          125.44          133.08          179.00          200.26
------------------------------------------------------------------------------------------------------------------------------

___________________

(1) Peer group chosen was Media General Industry Group 529 - Other Importers, Wholesalers and Retailers.

                         OPTIONS GRANTED IN FISCAL 1997

 No stock options were granted to Named Officers during Fiscal 1997

                      OPTION EXERCISES AND YEAR END VALUE

The following table sets forth information with respect to the Named Officers concerning the exercise of options during Fiscal 1997 and unexercised options held at fiscal year end.


                                    TABLE 7


                    AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND 1997 FISCAL YEAR-END OPTION VALUE

                                                                               Number of                 Value of Unexercised
                                                                          Unexercised Options          In-the-Money Options at
                                  Shares Acquired       Value          Held at Fiscal Year End (#)        Fiscal Year End (1)
Name                              on Exercise (#)     Realized         Exercisable/Unexercisable      Excercisable/Unexercisable
----                              ---------------     --------          --------------------------    --------------------------
Norbert J. Olberz.............        -0-                -0-                          0/0                      N/A
Dennis D. Trausch.............        -0-                -0-                14,400/57,600                      1,800/7,225
Howard K. Kaminsky............        -0-                -0-                14,400/57,600                      1,800/7,225
Robert W. Haueter.............        -0-                -0-                12,000/48,000                      1,500/6,000

____________________

(1) Represents the difference between the closing price of the Company's Common Stock on March 31, 1997 in excess of the exercise price of the options multiplied by the number of shares subject to exercisable and unexercised options, respectively.


                              CERTAIN TRANSACTIONS

          From time to time the Company has transacted business with entities in which its management or the Principal Shareholder of the Company have an interest.

SOFT GOODS PURCHASES

          During February 1995, the Company's management formally recommended that the Company's soft goods manufacturing operations (the "Manufacturing Operations") be discontinued and liquidated. In response to Management's recommendation, Camp 7, Inc., a corporation owned by then Vice Chairman and Secretary Eric S. Olberz, purchased the assets used by the Company in its Manufacturing Operations in June 1995. Mr. Olberz resigned his positions as an employee and the Company's Vice-Chairman and Secretary effective upon the completion of the sale. The Company purchased soft goods products from Camp 7 (as well as other qualified vendors), until Camp 7 sold its assets to a unrelated third party purchaser in October, 1996.

PROPERTY LEASES

     The Company currently leases from the Principal Shareholder its corporate office space in La Canada, its warehouse and distribution facility in Montclair and Pomona, and its stores in La Canada and Huntington Beach. The Company has incurred rental expense of $1.5 million, $1.4 million, $1.6 million payable to the Principal Shareholder in Fiscal 1997, 1996, and 1995, respectively. The Company believes that the occupancy costs to the Company under each lease are no higher than those which would be charged by an unrelated third party under similar circumstances.

     A portion of the property in La Canada leased by the Company from the Principal Shareholder was, until the late 1970s, used as a gas station and contained underground storage tanks. In June 1991, petroleum hydrocarbon pollution at the site was detected in connection with the removal of the underground storage tanks. The Company received regular approval of a site investigation work plan for the property and in April 1997 the Company was notified that no further action related to the underground storage tank release will be required at this time. The Principal Shareholder has agreed to indemnify the Company against all investigation and remediation costs relating to the property.


                                    GENERAL

REQUIRED COMMISSION FILINGS

     Based on Company records and other information, the Company believes that all Commission filing requirements applicable to its Directors and officers with respect to the Company's fiscal year ended March 31, 1997 were complied with, except that certain monthly reports on Form 4 were filed late by Messrs. Haueter and Kaminsky and Eric S. Olberz.

PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be considered at the 1998 Meeting of Shareholders must be received by the Corporate Secretary of the Company not less than sixty days nor more than ninety days prior to August 6, 1998.

FORM 10-K

     The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report to Shareholders of the Company on Form 10-K for the fiscal year ended March 31, 1997 as filed with the Securities and Exchange Commission, including the financial statements. Such report was filed with the Securities and Exchange Commission on or about June 30, 1997. Requests for copies of such reports should be directed to Sport Chalet, Inc., Attention: Mr. Robert Haueter, 920 Foothill Boulevard, La Canada, California 91011.

Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated.

                               By Order of the Board of Directors,

                               /s/ Howard K. Kaminsky

                               Howard K. Kaminsky
                               Secretary

--------------------------------------------------------------------------------

                              SPORT CHALET, INC.
                            920 FOOTHILL BOULEVARD
                          LA CANADA, CALIFORNIA 91011

   PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 7, 1997

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

  The undersigned shareholder(s) hereby appoints Norbert J. Olberz and Kenneth Olsen, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Common Stock of SPORT CHALET, INC. to be held of record as of June 13, 1997 which the undersigned is entitled to vote at the Annual Meeting of Shareholders of SPORT CHALET, INC. to be held on August 7, 1997 at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101, at 9:00 a.m. PDST, and at any adjournment thereof.

                  (Continued and to be signed on other side)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                              Please mark
                                              your votes
                                              as in this
                                              example    [X]


THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2.


1. Election                                             FOR     WITHHOLD
   For nominee listed below                             [_]       [_]
   (except as marked to the contrary below)


   Withhold Authority to vote
   for the nominee listed below
                John R. Attwood (term to expire in 2000)

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

 IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE


I PLAN TO ATTEND THE ANNUAL MEETING. [_]

                                           Dated:
-------------------------------------            ------------------------------
Signature
                                           Dated:
-------------------------------------            ------------------------------
Signature (if held jointly)

NOTE: SIGNATURE SHOULD AGREE WITH NAME HEREON. WHEN SIGNING AS ATTORNEY,
      EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, OR CORPORATE OFFICER, PLEASE GIVE FULL TITLE AS SUCH. ALL JOINT OWNERS SHOULD SIGN. IF YOU SIGN FOR A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

--------------------------------------------------------------------------------